Exhibit 10.18

EMPLOYMENT AGREEMENT

This is an Employment Agreement ("Agreement") dated this 16th of March, 2011, by and between MedPro Safety Products, Inc., a Nevada corporation, ("Company"), and Carsie Garyen Denning, presently residing in Lexington, Kentucky ("Executive").

RECITALS

A.
Whereas, Company presently employs Executive and Executive and Company now desire to enter into this Agreement to reflect the terms and conditions of Executive’s continued employment with Company as its Executive Vice President; and

B.	Whereas, Executive desires to accept such continued employment on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and conditions herein contained, the parties hereto agree as follows:

1.           Employment.  Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment by Company, upon the terms and conditions set forth in this Agreement.

2.           Term.  The term of this Agreement shall be the thirty-six (36) consecutive month year period commencing January 1, 2011 (“Effective Date”), and ending on December 31, 2013 (the “Term”), unless terminated sooner pursuant to Paragraphs 9 and 10 below. After the Term, this Agreement shall be automatically renewed for additional twelve (12) consecutive month periods (the “Additional Term(s)”), unless Company or Executive provides prior written notice of its or his intention for this Agreement not to be renewed, which written notice shall be provided not less than thirty (30) days prior to the expiration of the Term or any Additional Term.  Any reference to Term herein shall include the initial Term and any Additional Term unless expressly provided to the contrary.

3.           Duties.  During the Term, Executive shall hold the position of Executive Vice President for Company and such other affiliates as requested by Company.  Provided, however, Company may alter the title and position held by Executive at any time, in its sole and absolute discretion.  Executive shall perform the duties customary for that position or any other position held by Executive, and such other duties as Company may from time to time reasonably assign to him.  Executive agrees to use his best efforts for the benefit of Company and its affiliates, and throughout the Term shall devote his entire time, attention, and energies to the business of Company and its affiliates.  Executive shall not, without Company's prior written consent, engage in other business activities during the Term; provided, Executive may invest his assets in such form or manner as will not be adverse to the interests or reputation of Company and will not require any services on his part in the operation of the affairs of the enterprises in which the investments are made.

4.           Compensation.  During the Term, Executive's compensation for duties performed under this Agreement shall consist of the following:

(a)           An Annual Base Salary of One Hundred and Eighty-Five Thousand and no/100 Dollars ($185,000.00) (“Annual Base Salary”), to be paid in accordance with the customary payroll practices of Company at such times as the CEO or Board of Directors of Company may determine, with any increases as determined by the CEO or Board of Directors of Company in its sole and absolute discretion.

(b)           Annual bonus compensation of up to 70% of Executive’s Annual Base Salary, as the CEO or Board of Directors of Company may determine in its sole and absolute discretion.

(c)           Company shall withhold from any such amounts payable to Executive any applicable social security, federal, state or local taxes.

5.           Employee Benefits.  During the Term, Executive shall be eligible for the following benefits:

(a)           Executive shall be entitled to participate in employee benefit plans, policies and practices sponsored by Company for the benefit of its employees, upon the same terms and conditions as other employees of Company, including vacation and holiday time; provided nothing in this Agreement shall affect Company’s right to amend, modify or otherwise terminate any such plans, policies and practices in its sole and absolute discretion.

(b)           Upon termination of Executive’s employment without “cause” (as defined below), Company shall pay or reimburse Executive for the premiums associated with continued medical coverage under Company’s medical plan should Executive elect to continue such coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(c)           Company shall establish and maintain a stock option arrangement for its management group which shall grant Executive options to purchase stock pursuant to the terms and conditions of the arrangement.

6.           Reimbursement of Expenses.  Company shall reimburse Executive for all reasonable travel, entertainment, and similar expenses that Executive incurs in promoting the business of Company and its affiliates, subject to policies and directives from Company.

7.           Facilities.  Company shall provide Executive with an office, books, stenographic and technical help, and such other facilities, equipment, supplies and services as are suitable to his position and adequate for the performance of his duties.

8.           Confidentiality, Nonsolicitation and Noncompetition.

(a)           Disclosure of Information.  Executive acknowledges and agrees that Company’s operations, financial reports, customer information, strategic plan, salary and employee information, and other confidential information pertaining to Company’s operations and business affairs, as the same may exist from time-to-time, including but not limited to any information not generally known in the industry in which Company is or may be engaged, are valuable, special and unique assets of Company’s business, and Executive shall not (without Company’s prior written consent), either during Executive’s employment or thereafter, for any reason or purpose whatsoever, disclose any such information to any person, firm, corporation, association, or other entity.  Company may protect this interest by seeking and obtaining a court injunction.

(b)           Return of Materials.  Executive agrees to deliver, within three (3) days after he is no longer affiliated with Company, any and all property of Company, including any Confidential Material (whether made, written or obtained by Executive or others) that is in his possession, custody or control.  Executive agrees that he shall retain no copies of such material.  For purposes of this Agreement, “Confidential Material” shall include, but not be limited to, any writing, computer data, photograph, or other written material or tangible thing, obtained by Executive as a consequence of or through his relationship with Company, and containing any confidential information, including any information not generally known in the industry in which Company is or may be engaged.  This shall include, without limiting the generality of the foregoing, customer lists, price or fee lists, financial data, forms and manuals, procedures, instructions, records, computer programs, notes, notebooks, and all other material of a trade secret, proprietary, or confidential nature.

(c)           Nonsolicitation of Employees, Etc.  Executive hereby covenants and agrees that during the term of Executive’s employment with Company and throughout the Restricted Period, Executive will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any person who was any employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of his termination of employment or within six (6) months prior to such termination of employment, to leave or reduce his or her employment, relationship or other arrangement with Company or any of its affiliates.  Further, during the Restricted Period, Executive shall not directly or indirectly, on behalf of himself or another person or entity, hire, engage the services of, or attempt to hire or engage the services of, any person or entity who was an employee, agent, consultant, independent contractor, vendor, supplier or service provider of Company or its affiliates at the time of Executive’s termination of employment or within six (6) month prior to such termination.

(d)           Nonsolicitation of Customers.  Executive hereby covenants and agrees that during the term of Executive’s employment with Company and throughout the Restricted Period, Executive will not, directly or indirectly, solicit, divert, induce, encourage or attempt to solicit, divert, induce or encourage any customer of Company or its affiliates at the time of his termination of employment or within six (6) months prior to such termination of employment, to terminate or reduce the customer’s relationship with Company or any of its affiliates.  Further, during the Restricted Period, Executive shall not directly or indirectly, on behalf of himself or another person or entity, hire, provide products or services to any person or entity or engage the services of, or attempt to hire or engage the services of, any person or entity who was a customer of Company or its affiliates at the time of Executive’s termination of employment or within six (6) month prior to such termination.

(e)           Noncompetition.  Executive hereby covenants and agrees that during the Term of Executive’s employment with Company and throughout the Restricted Period, Executive will not, either directly or indirectly, in any capacity (including, but not limited to, in the capacity as an employer, employee, sole proprietor, principal, partner, member, officer, director, stockholder, consultant, agent, independent contractor or service provider (other than a minority shareholder or other equity interest holder of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter)), on his own behalf or in the service or on behalf of others, engage in, have any equity or profit interest in, advise, manage, or render or perform services to any business entity or individual engaged in business which is in competition with Company or its affiliates or provides products similar to those provided by Company or its affiliates within any country wherein Company or any of its affiliates has customers, an office, an operation, sells or markets their products or services.

(f)           Restricted Period.  For purposes of this Agreement, the “Restricted Period” shall mean the period ending on the later of, (i) the expiration of Executive’s Term of employment as set forth in this Agreement, or (ii) two (2) years after Executive terminates employment  with Company or any of its affiliates.  The running of the Restricted Period shall be tolled for any period during which Executive is in violation of the restrictions set forth herein.

(g)           Enforcement.  Executive acknowledges that the duties, obligations and restrictions imposed upon him in this Agreement are special, unique and of an extraordinary character, and that in the event of Executive’s breach or threatened breach of any portion of this Agreement, the damage to Company and its affiliates would be irreparable or could not be adequately measured in money damages.  Executive represents and further acknowledges that any breach or threatened breach of his duties, obligations and restrictions under this Agreement will cause Company and its affiliates immediate and irreparable injury, loss and damage before legal notice can be had upon Executive, or his attorney, or before a judicial hearing can be held.  Therefore, Executive agrees that Company may protect its interest by seeking and obtaining specific performance or a court injunction (both temporary and permanent), in addition to any provable money damages, costs and reasonable attorneys fees, along with any other remedies they may have at law and equity, for any breach or threatened breach of the Agreement.  Executive also agrees that it is important for any prospective person or business entity entering into an arrangement with Executive which might be impacted by the restrictive covenants set forth herein to be made aware of this Agreement.  Accordingly, Executive further agrees to provide a copy of this Agreement to any person or business entity with whom he considers entering into any arrangement of any nature which would be impacted by this Agreement.   Should Executive fail to provide this information, Executive further agrees that Company may forward a copy of this Agreement to any person or business entity entering into an arrangement of any nature with Executive which it believes would be impacted by this Agreement and Executive releases Company and its affiliates from any and all claimed liability or damage by virtue of such disclosure.  The provisions of this Paragraph 8 shall survive the termination of this Agreement for any reason, including but not limited to, the expiration of the Term.

9.           Death or Disability.  If during the Term, Executive dies or becomes unable to perform his duties hereunder because of “disability,” the Term shall be deemed to have ended and all obligations of Company under this Agreement shall cease immediately; provided Executive or his personal representative shall be entitled to be paid for services rendered up to the time of “disability” or death. Solely as used in this Paragraph, "disability" shall mean Executive's inability (as determined under the long-term disability plan maintained by Company, if applicable, or if not, by a physician mutually selected by the parties) due to illness or physical or mental incapacity, to adequately and fully perform the duties that Executive was performing for Company when the disability began.  If at any time during the Term, the insurance carrier or administrator of Company’s long-term disability plan or, if applicable, the physician mutually agreed upon by Company and Executive makes a determination with respect to Executive's disability, that determination shall be final, conclusive, and binding upon Company, Executive, and their successors in interest.

10.           Termination.  Company may terminate Executive for “cause,” which termination shall be immediate.  Upon such termination for “cause,” the Term shall be deemed to have ended and all obligations of Company under this Agreement shall cease immediately; provided, Executive shall be entitled to be paid for services rendered up to the time of actual termination.  Should Company terminate Executive other than for “cause,” Executive shall continue to be paid his Annual Base Salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of that Term, even though he is no longer working for Company, which payment shall be specifically conditioned upon and in exchange for any written releases deemed appropriate by Company.  After that Term shall have ended, all obligations of Company under the Agreement shall cease.  Should Executive terminate employment with Company for any reason, that Term shall be deemed to have ended immediately and all obligations of Company under this Agreement shall cease; provided, Company shall be entitled to damages if at least ninety (90) days prior written notice was not provided to Company by Executive.  For purposes of this Agreement, termination by Company of Executive's employment for "cause" shall mean termination upon (a) the willful and continued failure by Executive to perform his duties with Company; or (b) the willful engaging by Executive in misconduct demonstrably injurious to Company; (c) the willful engaging by Executive of fraud or dishonesty; (d) breach of fiduciary duty involving personal profit; or (e) commission of any federal or state felony or criminal offense.  For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or admitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Company.  Any amounts due the Executive in connection with any unexpired term may be accelerated, without discount, at the discretion of the Executive, upon a change in control of the Company.  A change in control shall, for purposes of this paragraph, be defined as a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers.  In addition, a change in control shall also include any sale, merger, consolidation or leveraged buyout of the Company resulting in the Company no longer being public as a standalone company.  Executive shall be indemnified by the Company against any excise taxes (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of such payments.

11.           Resolution of Disputes and Governing Law.  Executive and Company agree that any dispute arising hereunder or out of any further relationship shall, at the option of Company, be resolved by the Fayette Circuit Court, Fayette County, Kentucky, or by binding arbitration in accordance with the rules adopted by the American Arbitration Association (except that such rules shall be modified so that any arbitration award shall be made no later than ninety (90) days after arbitrator(s) are appointed), with any such arbitration proceedings to take pace in Lexington, Kentucky.  If Company should elect to resolve a dispute in the Fayette Circuit Court, such court shall have exclusive jurisdiction and Executive agree to and does hereby waive the right to a jury trial.  All parties agree that no party shall be entitled to, or recover for, consequential, punitive, exemplary or extraordinary damages.  This Agreement has been negotiated and executed in the Commonwealth of Kentucky and shall be construed and enforced in accordance  with the laws of that state.

12.           Parties Affected.  This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of Company, and the heirs and personal representatives of Executive.

13.           Notices.  All notices required to be given under the terms of this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, return receipt requested, to such person’s last known address as shown from Company’s records.

14.           Assignment.  The services to be rendered by Executive under this Agreement are unique and personal, and Executive may not assign any of his rights or delegate any of his duties under this Agreement.  Except as provided in the immediately preceding sentence, this Agreement shall benefit Executive and his heirs and personal representatives.

15.           Severability and No Violation.  If any provision of this Agreement or its application shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired and such invalid, illegal or unenforceable provision or applications thereof shall be modified to the extent necessary such that it and the Agreement shall then be enforced to the maximum extent allowed by applicable law. Executive represents that in signing this Agreement he will not violate any other agreement to which he is a party.

16.           Non-Waiver.  A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

17.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

18.           Entire Contract.  This Agreement constitutes the entire understanding and agreement between Company and Executive with regard to all matters herein and supersedes any prior agreements and discussions between the parties.  There are no other agreements, conditions or representations, oral or written, expressed or implied with regard thereto.  This Agreement may be amended only in writing, signed by both parties; provided, Company may amend the Agreement as necessary to avoid the Agreement being subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations thereunder, or to comply with Section 409A of the Code and the regulations thereunder if necessary.  Any further agreement of the parties on any matter, including matters unrelated to this Agreement, shall be binding and enforceable only if in writing, signed by both parties.

19.           Headings. The headings in this Agreement have been inserted solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the date set forth in the preamble hereto.

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ W. Craig Turner
W. Craig Turner
Chief Executive Officer

Executive:

/s/ C. Garyen Denning